Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Dahlia Bailey

(415) 433-3777

dbailey@lhai.com

DRAFT

AXESSTEL, INC. RECEIVES NOTICE FROM AMEX

- Company resolves continued listing issue -

SAN DIEGO, CA – Dec. 19, 2007 – Axesstel, Inc. (AMEX: AFT) received notification from the American Stock Exchange (Amex) on Dec. 11, 2007 that it has approved the company’s Listing Additional Shares application dated Nov. 13, 2007. Based upon the approval, Axesstel has resolved the continued listing deficiency referenced in Amex’s Nov. 8, 2007 letter.

On Nov 8, 2007, Axesstel received notification the company had failed to comply with AMEX procedures regarding the application for listing of additional securities as set forth in Section 301 of the AMEX Company Guide. The letter was issued pursuant to Section 1009(a)(i) of the Company Guide in connection with issuance of 325,000 shares of Axesstel’s common stock to Centurion Credit Resources, LLC pursuant to the Securities Purchase Agreement between Axesstel and Centurion dated October 30, 2007.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes wireless web computers, broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for access to online computing, high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2007 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.